Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Table

424(b)(7)

(Form Type)

NexTier Oilfield Solutions Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common stock, par value $0.01 per share	457(c)	500,000(1)	$10.61(2)	$5,305,000(2)	0.00011020	$584.62(3)
Total Offering Amounts						$5,305,000(2)		$584.62
Total Fees Previously Paid								—
Total Fee Offsets								—
Net Fee Due								$584.62

(1)

The 500,000 shares of common stock will be offered for resale by the selling stockholder identified in the registration statement pursuant to the prospectus contained therein. Pursuant to Rule 416 under the Securities Act of 1933, as amended, the registration statement also covers an indeterminate number of additional shares of the Company’s common stock that may be offered or issued in connection with any stock split, stock dividend, or similar transaction.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The price per share and proposed maximum aggregate offering price are based on the average of the high and low sale prices per share of the Company’s common stock on October 26, 2022, as reported on the New York Stock Exchange.

(3)

Calculated in accordance with Rule 457(r) under the Securities Act. Represents deferred payment of the registration fees in connection with the registrant’s Registration Statement on Form S-3ASR (Registration No. 333-256092) paid herewith.